UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:  March 28, 2010
(Date of earliest event reported)

FORD MOTOR COMPANY
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

1-3950	38-0549190
(Commission File Number)	(IRS Employer Identification No.)

One American Road, Dearborn, Michigan	48126
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code 313-322-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On March 28, 2010, Ford Motor Company (“Ford”) and its subsidiary, Volvo Personvagnar AB (“Volvo Holdco”), signed a stock purchase agreement (the “Stock Purchase Agreement” or the “Agreement”) with two subsidiaries of Zhejiang Geely Holding Group Company Limited (“Geely”), Mintime North America, LLC (“Mintime”) and Geely Sweden AB (“Geely Sweden”).  Under the terms of the Stock Purchase Agreement, Volvo Holdco will sell, and Geely Sweden will acquire, 100% of the outstanding shares of Volvo Car Corporation and its subsidiaries (“VCC”); Ford will sell, and Mintime will acquire, 100% of the membership interest of Volvo Cars of North America, LLC (“VCNA”); and VCC, VCNA, and their respective subsidiaries (collectively, “Volvo”) will retain or acquire certain assets used by Volvo, consisting principally of ownership of, or licenses to use, certain intellectual property; for a total purchase price of $1.8 billion (subject to adjustment as described below), to be paid in the form of cash and a seller loan note to be issued at closing of the transaction (the “Transaction”).

As part of the Transaction, Volvo will retain the intellectual property it currently owns relating to its operations.  Ford or its subsidiaries will sell to VCC, or grant licenses to Volvo under, certain intellectual property owned by Ford and its subsidiaries relating to Volvo’s current and planned business.  Volvo will have the right to grant sublicenses of certain portions of the Ford licensed intellectual property to third parties, including Geely.  Also as part of the Transaction, Volvo will grant licenses to Ford and its subsidiaries in the intellectual property retained by Volvo, as well as the intellectual property transferred by Ford and its subsidiaries to Volvo, other than the intellectual property exclusively used in Volvo’s operations.

The purchase price includes $200 million in aggregate principal amount of a seller loan note (the “Note”), with the balance of the $1.8 billion purchase price to be paid in cash.  At closing of the Transaction, the cash portion of the purchase price will be adjusted to reflect Volvo's pension liabilities, debt, cash, and working capital as at closing.  The net effect of these adjustments could decrease significantly the cash proceeds to Ford.

Pursuant to the terms of the secured credit agreement that Ford entered into in December 2006, as amended (the “Credit Agreement”), Ford is required to use a portion of the cash proceeds from the sale of VCC to partially prepay certain outstanding term loans under the Credit Agreement.  For additional information, see the Amended and Restated Credit Agreement dated as of November 24, 2009 (filed as Exhibit 99.2 to Ford's Current Report on Form 8-K dated November 25, 2009).

The Note to be issued to Volvo Holdco at the closing of the Transaction will be the obligation of the parent of Geely Sweden, and will be guaranteed by the parent of the obligor.  The Note will mature five years and three months after closing of the Transaction, and will contain certain covenants with respect to the incurrence of indebtedness, liens, and merger and consolidation transactions.

The Stock Purchase Agreement contains customary representations, warranties, covenants and indemnification provisions.  The Transaction is expected to be completed in the third quarter of 2010.  The closing is subject to customary closing conditions, including receipt of applicable regulatory approvals.  The Stock Purchase Agreement may be terminated by buyer or seller in the following circumstances:  material breach by the other party; failure to complete the closing of the Transaction within nine months of execution of the Agreement; or action by a governmental authority that would prevent or prohibit the Transaction.  In addition, Geely may terminate the Stock Purchase Agreement in the event of a material adverse effect on the Volvo business.

Following closing of the Transaction, Ford will continue to supply Volvo with, for differing periods, powertrains, stampings and other vehicle components.  Volvo will continue to supply engines, stampings and other components to Ford for a period of time.

As part of the Transaction, Ford also has committed to provide certain engineering support, information technology, access to tooling for common components, accounting and other selected services for a transition period to ensure a smooth separation process.

Item 9.01. Financial Statements and Exhibits.

EXHIBITS

Designation	Description	Method of Filing

Exhibit 99	News Release dated	Filed with this Report
March 28, 2010

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FORD MOTOR COMPANY
(Registrant)

Date: March 29, 2010	By:	/s/ Louis J. Ghilardi
Louis J. Ghilardi
Assistant Secretary

EXHIBIT INDEX

Designation	Description

Exhibit 99	News Release dated March 28, 2010